Exhibit 99.2

Alpha and Omega Semiconductor Limited
Prepared Remarks for the Investor Conference Call
for the Quarter Ended December 31, 2023

February 6, 2024

Steven Pelayo

Good afternoon, everyone, and welcome to Alpha and Omega Semiconductor’s conference call to discuss fiscal 2024 second quarter financial results.  I am Steve Pelayo, Investor Relations representative for AOS.  With me today are Stephen Chang, our CEO, and Yifan Liang, our CFO.  This call is being recorded and broadcast live over the Web.  A replay will be available for seven days following the call via the link in the Investor Relations section of our website.

Our call will proceed as follows today. Stephen will begin business updates including strategic highlights, and a detailed segment report.  After that, Yifan will review the financial results and provide guidance for the March quarter.  Finally, we will have the Q&A session.

The earnings release was distributed over wire today, February 6, 2024, after the market close.  The release is also posted on the company's website.  Our earnings release and this presentation include non-GAAP financial measures.  We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in the earnings release.

We remind you that during this conference call, we will make certain forward-looking statements, including discussions of the business outlook and financial projections.  These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially.  For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC.  We assume no obligations to update the information provided in today's call.

Now, I will turn the call over to our CEO, Stephen Chang.  Stephen?

Stephen Chang

Thank you, Steve. Welcome to Alpha and Omega’s fiscal Q2 earnings call. I will begin with a high-level overview of our results and then jump into segment details.

We delivered fiscal Q2 results in-line with our guidance. Revenue was $165.3 million, Non-GAAP gross margin was 28.0%, and non-GAAP EPS was $0.24. The bottom-line finished at the high end of our guidance, primarily driven by overall operational control. These results were driven by continued recovery across notebooks, desktop computing and smartphones, offset by ongoing inventory correction in gaming and weak demand for quick chargers and solar.

Looking back on the full calendar year 2023, it was undeniably a challenging period for our entire industry. AOS revenue experienced a significant decline of 19% following a record-breaking 2022. This drop was primarily due to the inventory correction in PCs and smartphones that commenced in late 2022 and broader macro headwinds. In the second half of calendar 2023, our performance was further hampered by inventory corrections and slowdowns in demand across other segments.

While revenue declined in calendar 2023, I think it’s important to recognize the challenges resulting from the post-COVID semiconductor cycle are nearing completion and we are approaching the recovery phase of the next cycle. Over our 23 years history, we have navigated many boom-and-bust cycles in this industry, emerging each time stronger and more resilient on the other side. Looking forward, we expect stabilization across most of our business lines notwithstanding normal seasonality. While near-term visibility is limited, we remain cautiously optimistic about a broader market rebound in the second half of calendar 2024.

Fundamentally, we are extremely well positioned for future growth as the market recovers. Today, our market position is stronger than ever, supported by our leading technology, more diversified product portfolio and Tier 1 customer base in all of our business segments. More importantly, whether it's AI accelerators, digitalization, advanced connectivity, electrification, or the transition to a low-carbon society, power management lies at the core of these trends. We remain committed to executing our technology roadmap, introducing innovative new products and solutions to our customers, and focusing on long-term growth drivers that will allow us to surpass industry growth rates and establish ourselves as a sustained outperformer in the long run.

With that, let me now cover our segment results and provide some guidance by segment for the next quarter.

Starting with Computing. December quarter revenue was up 12.3% year-over-year and up 2.0% sequentially and represented 43.4% of total revenue. These results were ahead of our original expectation for a low single digit decline sequentially, and were driven by a continued recovery and stabilization in shipments across notebook and desktop computing applications. The recovery has been driven by high-end driver ICs and MOSFETs for powering CPUs. Looking forward into the March quarter, we expect this segment be down mid-single-digits on normal seasonality and the impact of Chinese New Year. Notably, the inventory correction in graphic cards is coming to an end, and tangential markets such as A.I. accelerators are becoming a meaningful portion of our datacenter-related business. In summary, we are not immune to seasonality and broader market conditions, but solid rebounds expected in graphics cards and continued contributions from A.I.-related products demonstrate the diversity of our computing segment.

Turning to the Consumer segment, December quarter revenue was down 50.2% year-over-year and down 24.4% sequentially and represented 14.2% of total revenue. As we indicated last quarter, Gaming is undergoing an inventory correction after extremely strong shipments into the number one console manufacturer between mid-calendar-2022 and mid-calendar-2023. Similar to what we saw in PCs and Smartphones in early calendar 2023, given the speed of the current correction, we believe demand will revert back to a new normal in a couple quarters, factoring in that the console is now in its mid-life part of the platform cycle. Further, we see opportunities to increase BOM content within the current console platform as part of its refresh this year. Longer-term, we believe our relationship with this customer is very strong and are already engaged in discussions for their next model design. For the March quarter, we anticipate stabilization in this segment and are forecasting a low-single-digit sequential decline.

Next, let’s discuss the Communications segment, revenue in the December quarter was down 18.0% year-over-year and down 6.6% sequentially, and represented 17.5% of total revenue. Shipments to the Korea and China-based smartphone OEMs were strong. However, this was more than offset by a pull-back in shipments to the Tier 1 U.S. smartphone customer. Note, that customer had strong shipments in the September quarter in 2023 ahead of their fall device launch. Looking ahead, due to strong shipments from Chinese OEMs, we anticipate this segment to remain flat sequentially, out-performing seasonality.

Now, let’s talk about our last segment, Power Supply and Industrial, which accounted for 21.1% of total revenue. December quarter revenue was down 15.4% year-over-year and down 16.6% sequentially. These results were driven by reduced quick chargers following our peak season shipments to our Tier 1 U.S. smartphone customer in the September quarter and continued weakness in Solar. Power Tools were a notable stand out in the December quarter, further solidifying their strong growth and contribution throughout calendar 2023. For the March quarter, we expect this segment to further decline in the mid-teens sequentially, mainly due to reduced quick chargers following the peak season and lower solar demand.  While Power Tools will also see a seasonal decline, we expect strong sequential growth in our E-mobility segment driven by deepening customer relationships for e-bikes and e-scooters.

In closing, we delivered fiscal Q2 in-line with our expectations. While we are not immune to the macroeconomic headwinds, there are indications that the cycle has bottomed and we are looking forward to the recovery phase. Therefore, it is important to emphasize that our core fundamentals remain strong, a testament to the strategic investments we have made over the past years. These investments have positioned us well for growth and we continue to focus on driving the company towards growth beyond our $1 billion revenue target on the other side of this cycle, supported by our leading technology, more diversified product portfolio, Tier 1 customer base in all our business segments, and expanding manufacturing capability and supply chain.

With that, I will now turn the call over to Yifan for a discussion of our fiscal second quarter financial results and our outlook for the next quarter.

Yifan Liang (Chief Financial Officer)

Thank you, Stephen. Good afternoon everyone and thank you for joining us.

Revenue for the quarter was $165.3 million, down 8.5% sequentially and down 12.4% year-over-year.

In terms of product mix, DMOS revenue was $108.8 million, down 10.5% sequentially and down 20.9% over last year.  Power IC revenue was $50.3 million, down 4.6% from the prior quarter and up 0.6% from a year ago.  Assembly service revenue was $0.7 million, as compared to $0.7 million last quarter and $1.2 million for the same quarter last year.  License and engineering service revenue was $5.5 million for the quarter versus $5.6 million in the prior quarter.

Non-GAAP gross margin was 28.0%, compared to 28.8% in the prior quarter and 29.5% a year ago.  The quarter-over-quarter decrease in non-GAAP gross margin was mainly impacted by ASP erosion and increased inventory reserve, partially offset by the improved product mix.

Non-GAAP operating expenses were $37.9 million, compared to $40.8 million for the prior quarter and $32.8 million last year.  The quarter-over-quarter decrease was primarily due to lower R&D engineering expenses and more vacation taken during the holidays.

Non-GAAP quarterly EPS was $0.24, compared to $0.33 last quarter and $0.67 a year ago.

Moving on to cash flow. Operating cash flow was negative $23.5 million, including $11.0 million of repayment of customer deposits and $11.3 million deposit that we made to secure SiC wafer supply.  By comparison, operating cash flow was $13.8 million in the prior quarter and $0.3 million a year ago.  EBITDAS for the quarter was $20.7 million, compared to $23.3 million last quarter and $31.8 million for the same quarter last year.

Now let me turn to our balance sheet.

We completed the December quarter with a cash balance of $162.3 million, compared to $193.6 million at the end of last quarter.

Net trade receivables decreased by $2.5 million sequentially.  Days Sales Outstanding remained at 18 days for the quarter.

Net inventory increased by $4.0 million quarter-over-quarter.  Average days in inventory were 141 days, compared to 129 days in the prior quarter.

CapEx for the quarter was $9.1 million, compared to $12.5 million for the prior quarter.  We expect CapEx for the March quarter to range from $8 to $12 million.

Now, I would like to discuss March quarter guidance.

We expect:

●	Revenue to be approximately $150 million, plus or minus $10 million.
●
GAAP gross margin to be 23.5%, plus or minus 1%.  We anticipate non-GAAP gross margin to be 25.0%, plus or minus 1%.  The quarter-over-quarter decrease in gross margin mainly reflects the lower factory utilization due to the seasonality and the Lunar New Year holiday.

●	GAAP operating expenses to be in the range of $46.7 million, plus or minus $1 million. Non-GAAP operating expenses are expected to be in the range of $39.5 million, plus or minus $1 million.
●	Interest expense to be approximately $1.0 million, and
●	Income tax expense to be approximately $1.1 million.

With that, we will now open the call for questions.  Operator, please start the Q&A session.

Closing:
This concludes our earnings call today.  Thank you for your interest in AOS and we look forward to talking to you again next quarter.

Special Notes Regarding Forward Looking Statements

This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance.  These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating expenses, operating income, tax expenses, net income, noncontrolling interest and share-based compensation expenses, production ramp up costs and annual revenue and growth objectives; statements regarding expected financial performance of market segments; the macroeconomic conditions and our expectation of recovery of current downturn and inventory correction cycles; our ability to mitigate risks relating to industry-wide downturn; the expected timeline of economic recovery in 2024, our ability and strategy to develop new products; fluctuation in customer demand and market segments; our share of Tier 1 customer, our ability to control and maintain manufacturing capacity; the execution of our business plan and strategies; and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the state of semiconductor industry and seasonality of our markets; our lack of control over the JV Company; our ability to develop and succeed in the digital power business; difficulties and challenges in executing our diversification strategy into different market segments; new tariffs on goods from China; ordering pattern and seasonality; our ability to introduce or develop new and enhanced products that achieve market acceptance; decline of the PC industry and our ability to respond to such decline; the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, our ability to maintain factory utilization at a desirable level; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2023 filed by AOS. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements.  Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements.  You should not place undue reliance on these forward-looking statements.  All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.